Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 The only transcription company with ListenLinkTM! Rate this transcript (CTRL + click): poor excellent New Earnings Call Natural Gas Services Group Call March 17, 2026 Operator: Good morning, ladies and gentlemen. Welcome to the Natural Gas Services Group Incorporated Quarter 4 Earnings Call. At this time, all participants are in listen only mode. Operator assistance is available at any time during this conference by pressing 0#. I would now like to turn the call over to Ms. Anna Delgado. Please begin. Anna Delgado: Thank you, Luke, and good morning, everyone. Before we begin, I would like to remind you that during the course of this conference call, the company will be making forward looking statements within the meaning of Federal Security laws. Investors are cautioned that forward looking statements are not guarantees of future performance, and that actual results or developments may differ materially from those projected in the forward-looking statements. Finally, the company can give no assurance that such forward looking statements will prove to be correct. Natural Gas Services Group disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. Accordingly, you should not place undue reliance on forward looking statements. These and other risks are described in yesterday’s earnings press release and our filings with the SEC including our form 10-K for the period ended December 31st, 2025 and our form 8-K. These documents could be found in the Investor’s section of our website, located at www.ngsgi.com. Should one or more of these risks materialize or should underlying assumptions prove incorrect, actual results may vary materially. In addition, our discussion today will reference certain non-gap financial measures including EBITDA, adjusted EBITDA, and adjusted gross margin among others. For reconciliation of these non-gap financial measures to the most directly comparable measures under gap, please see yesterday’s earnings release. Exhibit 99.1

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 2 of 17 I will now turn the call over to Justin Jacobs, Chief Executive Officer. Justin? Justin Jacobs: Thank you, Anna, and good morning, everyone. Joining me today is Ian Eckert, our Chief Financial Officer. To start, I want to, once again, thank the entire NGS Team for their continued dedication and hard work. Our results this year reflect the efforts of the entire organization. I especially want to recognize our Field Team – their commitment to delivering exceptional uptime and reliability for our customers continues to be a defining strength of this company. As a result of our team’s strong execution, NGS delivered another great quarter and record full-year results in 2025. This performance also marks the third consecutive year in which we have taken market share in the rental compression industry. Our continued growth reinforces NGS’s position as one of fastest growing rental compression companies, and as we enter 2026, we feel confident in our ability to drive further improvements and continue to increase shareholder value. Moving to our operating and financial performance in the fourth quarter and full year, we reached record levels of rented horsepower and utilization in 2025. Rented horsepower increased to approximately 563,000 by year-end 2025, a 14% increase over the prior year. Fleet utilization reached 84.9%, another high watermark for the company. In the fourth quarter, rental revenue totaled $44.3 million, up roughly 16% year- over-year, reflecting continued fleet expansion and strong demand for large horsepower compression units. Adjusted EBITDA was $21.2 million for the quarter and $81 million for the full year. Both are records for NGS, and the full-year number was the high-end of our guidance range, and I would note that we increased guidance three times during the course of the year. We also started our Return of Capital Program in 2025. During the second half the year, we initiated our inaugural dividend and subsequently increased it by 10% with the fourth quarter issuance. In total, approximately $2.6 million was returned to

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 3 of 17 shareholders in the second half of the year. This reflects our confidence and the durability of cash generation and our disciplined capital allocation strategy. Overall, our strong performance continues to be driven by fleet expansion, operational execution, pricing improvements, and the continued mixed shift towards large horsepower compression units. Our strong year-over-year performance demonstrates the continued growth underway of NGS. During 2025, we added approximately 70,000-horsepower with more than half deployed in the fourth quarter. Large-horsepower electric units represented approximately 30% of those additions. Looking ahead to 2026, we expect this continued momentum. We are currently contracted to deploy approximately 50,000-horsepower of new large horsepower compression units, distributed relatively evenly throughout the year. Electric motor drive units are again expected to represent a similar percentage of the total horsepower additions as 2025. As we have consistently communicated, our growth investments remained focused on large horsepower and electric units, which generate higher returns and typically carried longer contract durations. At the same time, we remained committed to a capital allocation framework that combines organic growth, shareholder return of capital through dividends and share repurchases, and disciplined evaluation of strategic M&A opportunities. Importantly, NGS continues to maintain leverage on the low-end of our public compression peers, which provides us the flexibility to be offensive regardless of market conditions while also returning capital and shareholders. Turning to the broader market environment, demand for natural gas compression remains very strong, primarily driven by domestic oil production particularly in liquid rich base and such as the Permian. Looking forward, we see the benefit of several tailwinds including increasing LNG export capacity and growing electricity consumption from data centers and AI

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 4 of 17 related infrastructure. We expect these structural changes should drive growth for at least the next several years. We are also monitoring geopolitical developments, including evolving policy and supply dynamics in Venezuela and Iran. While the ultimate impact on global oil markets and US production activity remains uncertain, we continue to evaluate these developments closely. Additionally, lead times for new large horsepower compression equipment remains long. The lead time for certain components and certain models are stretching well beyond one year. These conditions support continued pricing strength, high utilization levels, and attractive long term growth opportunities for compression providers. Within this environment, NGS continues to win market share due to our reliability equipment, industry leading service quality, strong customer relationships, and balance sheet flexibility. A move next to this specific growth and value drivers that continue to support the strong performance of NGS. First, fleet optimization. We continue to see strong performance in rental revenue per horsepower, which increased approximately 3% in the fourth quarter compared to the prior year. This improvement reflects new unit deployments, contract renewals with increased rates, and the on-going mix shift towards large horsepower units. Our record horsepower utilization of 84.9% demonstrates the strong demand environment for our fleet. In addition, we are investing significant time to improve the collection and use of data in all aspects of our business. For our units in particular, these investments will further improve uptime, optimize gas flow, and will support predictive maintenance across our installed base. Second, asset utilization. In the fourth quarter, we received confirmation of $12.3 million of the income tax refund and associated interest, which was received in the

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 5 of 17 first quarter of 2026. This represents the successful monetization of another material non-operating asset. We were very pleased to finally receive the bulk of this receivable, which represents approximately $1.00 per share. We also continue to pursue the monetization of real estate assets including the listing of our Midland office property. The third point is fleet expansion. 2025 represented a significant year of fleet growth and we enter 2026 with substantial contracted deployments already in place. All new units being deployed are large horsepower compression equipment including electric motor drive units. Finally, we continue to evaluate strategic and accretive acquisition opportunities. NGS remains well-positioned to pursue disciplined M&A where compliments are existing operations and enhances shareholder value. With that, I’ll turn the call over to Ian to review our financial results and balance sheet in more detail. Ian Eckert: Thank you, Justin, and good morning to everyone joining us today. As Justin emphasized, the NGS team delivered a very strong year for our shareholders reflective of significant fleet expansion and strong operational performance. To recap the full-year 2025, rental revenue totaled a $164.3 million, representing an increase of $20.1 million or 14% year-over-year. Total revenue reached $172.3 million, increasing $15.6 million or approximately 10% compared to 2024. Total revenue growth was lower than rental revenue growth due to our exit from the Midland fabrication operations and our broader strategy to migrate away from non-core low margin fabrication activities. Adjusted rental gross margin totaled $99.6 million, an increase of $12.3 million or 14% year-over-year, reflecting continued growth of our rental fleet and improved pricing. Fourth quarter adjusted rental gross margin improved 1.6% sequentially to $25.9 million.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 6 of 17 During the fourth quarter, our adjusted rental gross margin percentage was 58.5%, which declined roughly 300 basis points compared to the third quarter and was well below our expectations. All of this decline relates to a physical inventory adjustment recorded during the fourth quarter; importantly, it does not reflect the ongoing economics of our business. In fact, as we move into 2026, we expect continued adjusted rental gross margin percentage expansion beyond the 2025 figure of 60.6%. This is driven by new large horsepower unit deployments, operating leverage from our growing horsepower base, and ongoing cost discipline. For the year, adjusted total gross margin $100.5 million, representing a 14% increase year-over-year. Net income totaled $19.9 million, or $1.57 per diluted share, representing record performance for the company. I would like to point out a few discrete items included within our 2025 results. First, we recorded a $2.6 million non-cash impairment charge related to our Midland headquarters property as we prepared the building for sale and began transitioning to an alternative leased office space. Second, we recognized $2.4 million in interest income during the fourth quarter, a result of the IRS confirming refund and interest amounts associated with our income tax receivable. Finally, our effective tax rate for 2025 was 24.9% compared to 20.5% in 2024. This increase is primarily attributable to higher state taxes resulting from changes in state apportionment. Looking ahead to 2026, assuming our operational footprint remains generally consistent, we expect our effective tax rate to be approximately 25%.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 7 of 17 Turning to the balance sheet. Our income tax receivable increased to $14.1 million during the fourth quarter, reflecting the IRS confirmation of the refund and interest amounts owed to the company. Of this amount, $12.3 million was received during the first quarter of 2026, leaving approximately $1.8 million outstanding, which relates to the 2019 tax year. As mentioned earlier, we recorded an impairment associated with our Midland office facility. While the building remained in use at year end, we expect it to be reclassified as assets held for sale during the first quarter of 2026 once the applicable accounting criteria are met. From a capital spending perspective, full year capital expenditures totaled $121.5 million, of which approximately $109.8 million is associated with growth capital expenditures for new large horsepower compression units. This placed our growth capital spending at the high end of our guidance range and reflects the continued expansion of our fleet to support strong customer demand. As Justin mentioned earlier, 2025 also marked the initiation of our dividend program with $2.6 million returned to shareholders during the second half of the year. We ended the year with strong liquidity and ample borrowing capacity, and our leverage remains at the low end of our public peer group, positioning the company well to support continued fleet expansion, shareholder returns, and acquisitions. In summary, our operating performance continues to translate into growth in adjusted EBITDA, strong operating cash flows, and increasing scale across the business. At the same time, we remain disciplined in our capital allocation approach, investing in high return fleet expansion while maintaining a strong balance sheet and returning capital to shareholders.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 8 of 17 With that, I’ll turn the call back to Justin for 2026 guidance and closing remarks. Justin Jacobs: Thank you, Ian. We enter 2026 with record fleet utilization, significant contracted horsepower deployments, and a very active quoting pipeline. Based on this visibility, we are providing adjusted EBITDA guidance for 2026, of $90.5 million to $95.5 million. We expect continued organic growth in 2026 driven by large horsepower deployments, expanding customer relationships, and sustained industry demand for compression services. For 2026, we expect growth capital expenditures in the range of $55 to $70 million, which represents an increase of approximately $5 million at the low end of our prior expectations. This comes on top of hitting the high end of our range for growth capex in 2025. The 2026 increase combined with 2025 actual performance, shows that we continue to win new contracts to drive organic growth. Based on the forward growth capital guidance now provided by our public peers, 2026 will mark the fourth consecutive year that NGS has captured market share organically. The streak is a testament to the strong competitive position we have in the market. Maintenance capital expenditures are expected to be in the range between $15 and $18 million in 2026. Our 2025 maintenance capital came in at the low end of the guidance range, so we expect a little spillover into 2026, coupled with the capital requirements of a growing fleet. In closing, NGS delivered record results in 2025. We achieved record rendered horsepower, record fleet utilization, and record adjusted EBITDA. Looking forward, we believe the company is well positioned for continued growth and market share expansion.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 9 of 17 Structural tailwinds for the compression industry remain strong, including LNG export growth, increasing natural gas power demand, and rising electricity consumption driven by data centers and AI infrastructure. Combined with our strong balance sheet and operational execution, these factors position NGS to continue investing in growth, increasing EBITDA and earnings, returning capital to shareholders, and pursuing strategic opportunities. Luke, we are now ready to open the call for questions. Operator: Ladies and gentlemen, at this time we will conduct a question-and-answer session. If you would like to state a question, please go ahead and press 7# on your phone now and you’ll be placed in the queue in the order received. You can press 7# again, at any time to remove yourself from the queue. We are now ready to begin. Our first question comes from Jim Rollyson with Raymond James. Go ahead, please. Jim Rollyson: Hey, good morning, guys. Nice job and great finish to a pretty strong year here. Justin, in the press release, and I think Ian mentioned this, you mentioned large horsepower and electric motor drive assets are expected to expand rental gross margins. Maybe a little context relative to the 60.6% number you printed in 2025. What’s the kind of guidance range embedded as far as margins go? Justin Jacobs: We haven’t given, historically, nor are we going to this point, give a specific guidance on the rental adjusted gross margin or gross margins overall. I think as we look at that 60.6%, we will certainly see uplift from that. Generally, in past quarters, we’ve been in the low 60s, and that’s our expectation going forward. So, I would expect to see some modest uplift from that, and then beyond mix shift, looking further out into the future, we’d like to see that number keep moving up further. Jim Rollyson: Thanks for the color. Appreciate that. Then as a follow-up, a bunch of your peers had talked about extended lead times, especially for Caterpillar, taking 110 to 120 weeks, which is more like two years instead of one. I know you guys have historically, or at least recently on the large horsepower side, been a big fan and customer of Waukesha, but maybe you could talk about what you’re seeing in lead

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 10 of 17 times with them, and generally, what’s the current bottleneck across engines, compressors, fabrication, et cetera. Just kind of how that sets up for you, specifically? Justin Jacobs: What we’re seeing in the lead times is particularly at the high end of the large horsepower, from our perspective of what we offer in the fleet. That’s where you’re seeing those 100-plus weeks. As we look in horsepower below that, but still well in large horsepower, we haven’t seen significant changes over the past three to six months. Certainly, nothing like what we’ve seen specifically from Caterpillar at that high end of the range of our fleet. As we look at the other major components and fabrication space, generally, I would say there’s not a lot of change since three, six months ago. It’s probably creeping out a little bit, but the 100-plus week, that’s tied to engines at the high end of the range. Jim Rollyson: Got it. I appreciate that. I’ll turn it back. Thank you. Justin Jacobs: Thank you, Jim. Operator: Our next question comes from Nate Pendleton, Texas Capitol. Nate Pendleton: Good morning. Congrats on the strong quarter. Can you share your thoughts on how the competitive environment evolves with the new large horsepower units being so delayed, as you just talked about? And maybe how that can manifest for you guys as far as pricing and the potential M&A market due to that tightness. Justin Jacobs: Thanks for joining, Nate. It’s a rapidly evolving landscape, particularly at the high end of the horsepower. If you look back to the – not just our call, but our public competitors calls in the third quarter, the lead times from that high end was up around half the number that it’s at today. So, there are a number of different ways that we’re able to address that. One is as a percentage of our fleet overall, that longest lead time item, we certainly have a good quantity of those units, but it’s not far from a majority of our upper large horsepower. So, in some of those still significant size equipment, but less than the high-end, the lead times are significantly less than 100 weeks, and that provides us an ability to continue our growth and meet customer needs. In terms of the impact in M&A and others, I think it’s too early to really look at that. This is a relatively recent and pretty material change in the competitive landscape.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 11 of 17 Nate Pendleton: Understood. Then perhaps for Ian, I know you’ve been really involved in some of the blocking and tackling that goes on behind the scenes to deliver the improving results we’ve seen quarter after quarter. Can you talk about maybe some of the areas of opportunity that your team has been working on from your perspective and maybe how that might manifest in the financials going forward? Ian Eckert: Yes. Sure, Nate. Thanks for joining the call today. I’m going to start with that physical and inventory adjustment in the fourth quarter. As part of that process, we identified a number of capability and process gaps within our warehouse operations. Importantly, we’ve already taken decisive actions to address those areas. That includes targeted personnel changes, implementations of best practices across our inventory management processes. While that’s a one-time impact in the fourth quarter, I think those actions that were taken ultimately help us as we move into 2026. As those warehouse operations continue to mature, we expect to realize improved efficiencies, some degree of cost savings, which should ultimately help to support margin expansion going forward. Nate Pendleton: Got it. Thanks for taking my questions. Justin Jacobs: Thanks, Nate. Operator: Thank you very much. Our next question comes from Selman Akyol with the Stifel. Selman Akyol: Thank you. Good morning. A couple quick ones for me. As you think about the environment and the competition and you noted the longer lead times for the extremely high horsepower, is that giving you an opening at all to move beyond gas lifts more into midstream? Are you seeing any opportunities for that? Justin Jacobs: Good morning, Selman, thanks for joining. I’ve spoken on a number of our recent calls that when you look at our larger horsepower that’s in centralized gas lift, and you look at our large horsepower overall. We don’t have any material applications in the midstream at this point, and that has been a targeted area for us to focus on to add to our existing business. I can say that it is still early for us, but that we are seeing at least quoting activity in that area, and that it’s up to us from an execution perspective to be able to go out and win that business. So, it’s been a focus area, not just because of recent lead times, but because we think and have

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 12 of 17 thought for a number of quarters that that’s an opportunity for us because of the similarity of the equipment. Selman Akyol: Is that just a matter of pricing, or is it you need to get your first customer and then prove you can do it and the reliability, and then you think more comes pretty rapidly? Does it make sense? Justin Jacobs: It does make sense. I think if you look at the evolution of our business, not over the last couple of quarters, but going back several years, we are reasonably new entrants into the 1,000+-horsepower package market. Our first 3516s are north of the 1,000-horsepower units, are kind of the 2018-2019 timeframe. We first got into that business with Occidental Petroleum. Obviously, they’re now our largest customer. We now have a material number of customers, including Devon Energy, where we’re servicing with north of 1,000-horsepower units. I think it is a similar evolution there of midstream is a logical next place for us to have looked and to penetrate. We have not done that yet, but I think getting that first customer is going to demonstrate that, our equipment from a technology perspective in the service we provide, we should have a competitive advantage there as well. That’s how we approach it. Selman Akyol: Got it. Okay. Thank you for that. For the next, just sort of thinking about EBITDA growth very robust in 2026. Clearly, you got some monetization going on, and your capex is coming down so your free cash flow is accelerating. I know you highlighted your inaugural dividend and then you increased it once already, you got this strong free cash flow coming. How should we be thinking about return of capital and dividend in particular as we go to 2026 and beyond? Justin Jacobs: There, I would repeat comments that we made on prior calls. I think on the initial call, we – or the call after we initiated the dividend, that we have a good understanding of shareholders’ desire for a consistent and increasing dividend, and we were not going to provide specific guidance other than to make it clear we understood that. That’s how I would think about how we and the board will approach return of capital overall but the dividend, specifically, in 2026. Selman Akyol: Thank you very much. Justin Jacobs: Thanks, Selman.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 13 of 17 Operator: Thank you very much. Our next question comes from Tim O’Toole, Petra Company Management. Tim O’Toole: Hi. Good morning. I had a couple of comments because in the wake of Steve’s retirement I want to just make, on a way in, and want to just acknowledge him for couple of things. One being building a balance sheet to some very tough years, and then also seeing the growth opportunity, sort of 1920, which also became interesting, obviously. Signing up with the OXY and actually pivoting towards growth and large horsepower which is obviously in a very good move. Also, kind of later on, but not that much later than 2020, obviously, working with Justin to replace himself that has proven so far to be a very good choice, so I want to kind of congratulate him on the way out. One other comment that I want to make before, I made it into a couple of questions, is I would still love to see some more detail around discretionary cash flow, discretionary cash flow per share, and growth in that metric. A few of your competitors focus on that. I think it’s appropriate, it’s more indicative of economic earnings for the company. I would love to encourage more focus on that, a little bit more information around that. Thanks. Let me stop there. Justin Jacobs: Yes. Tim, maybe I just want to appreciate – thank you for joining and appreciate your comments and just the echo on the first point for Steve, and particularly the last part you put there. I think of Steve really as a quasi-founder of this business. Having work with him thorough through the transition, he did an outstanding job. It was absolutely amazing for me, I think for the company, and a lot of credit is due to him there, so I just want to echo your comments on that. Tim O’Toole: Yes. Thanks there, Justin. I think Steve, hopefully, is listening from home, or can go listen to it at some point. Anyway, we appreciate you. It’s a very good run for a very good result. To a question that was just asked and just kind of peeling you out in terms of how you’re looking at things going forward in terms of the growth space, midstream, obviously, you would be well suited to fill some of that bill. There are some competitors out there that you will be aware of, you also better, not necessarily a directly in compression space but in related spaces that have been looking and actually powered generation. So you have the reciprocating engine on the front end, driven by natural gas to actually create pad tower, or maybe beyond pad tower. I’m wondering how you look at those two tradeoffs if

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 14 of 17 you’re even considering the electric generation space given kind of the wall of demand that’s coming at us. Also, related to that, I do wonder, this is maybe more of a question for your customers but you’re in that discussion, how the space looks at the fact that electric power will be tight, will be in demand, maybe short supply at times, and pricing on the power to drive the compression may also become an interesting topic. Could you talk to that for a minute? Justin Jacobs: Sure, happy to. On the power gen space, it is, that’s an area that we have looked at from an acquisition perspective and looked at a couple of specific opportunities. Some of the similarities are relatively straightforward in terms of the service model, the equipment, the rental nature of the equipment, at least in certain applications. We understand that is a similar market. I think what we’ve seen from one of our public competitors shows that. As we look at it, some of our questions really relate to, are we going to see the same long-term applications as compression? We have not seen a business at least that we’ve looked at yet in the power gen space that have a similar application length that we do, particularly with our large horsepower. And so we’re going to continue to look at it very closely and I’m sure look at additional opportunities. As with all M&A, you never know exactly what will happen. It’s kind of a sun, the moon, the stars. So, it’s certainly on our radar, but those are kind of how we look at it. Tim O’Toole: Okay, great. Actually, I kind of expected something along those lines, but I wanted to feel you out a little bit on that because we haven’t discussed that point. Another question that I have, and this might be a little bit more for Ian than you, Justin. You mentioned OXY and Steve kind of engaged with them and started to support a lot of capital for that particular customer in the kind of 19, 20, 21 space in terms of some of the going online. One of the things I’m noticing on the maintenance capex level is that that’s creeping up. I’m wondering if maybe you could talk to this a little bit. I’m wondering if some of that maintenance capex is kind of associated with that, the initial bolus of that significant allocation of capital to the OXY footprint and whether we should expect that to level out for a few years until the next big bolus comes, reaches let’s say five years, or if that’s on a trajectory that is likely to build as we go forward kind of more or less ratably or steadily with trailing the growth that you’ve put up the last couple of years. Ian Eckert: Hi, Tim. Thanks for joining us. I think you hit on a key point here. We’ve seen significant fleet horsepower growth over the last half a decade. Your assumption is

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 15 of 17 correct. The initial tranche of those large horsepower units are coming up on some key maintenance events that require maintenance capital. Hence the increase that we see year on year from 2025 to 2026. I believe you can expect that to continue gradually ticking upward given the significant horsepower we’ve put in place over the last five years. Tim O’Toole: Okay. Yes. Thanks, Ian. Justin Jacobs: Tim, I know you know this well, but as we kind of talk to our broader public shareholder base just to make sure they understand the maintenance cycle here, specifically for the engines, you’re looking at major maintenance every three and a half years thereabouts. At three and a half years, you have a good size one, at seven years, you have a little bit bigger in terms of cost, and then the other components are roughly around that. So, so our expectation with the growing fleet size that it will gradually drift up in proportion with our growth in fleet. Tim O’Toole: Right, and that makes perfect sense, but obviously it’s taking a bit of a step up and it probably helps to actually set the table for that as we go forward. Also, that kind of circles back to my comment on discretionary cash flow and discretionary cash flow per share growth as we go forward. Then I’m also, this is another question kind of for Ian, is physical inventory adjustment that you took in the fourth quarter, is there more of that to come as we go into the front end of 2026 to kind of set the table for growth in adjusted gross margin again, or is that really basically behind us, and going forward, it’s just actually tuning up operations more than anything else? Ian Eckert: Yes, that’s very much behind us at this point in time. That was a one-time impact in the fourth quarter. Moving forward, I don’t expect continued physical inventory adjustment to that scale. Tim O’Toole: Great. Okay, thanks. I think that’s all I have right now. Thank you, gentlemen, and another good quarter setting up for another interesting and fruitful year. Thanks. Justin Jacobs: Thanks, Tim. Appreciate you joining.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 16 of 17 Operator: Thank you very much. Again, if you have any questions, please go ahead and press 7#. Our next question comes from Rob Brown with Lake Street Capital Markets. Go ahead, please. Rob Brown: Hi, good morning. I wanted to follow up on your comments to that increased quoting activity. Just get a sense of what areas are the most active, and maybe the ability to expand - I think it’s at 50,000-horsepower this year. How early do you have to get the quotes in to expand that 50,000, and what could it be? Justin Jacobs: When I look at the quoting activity overall, at least from a geographic perspective, it’s certainly dominated by Permian Basin as our existing business is. So, really no difference there from where we operate today. In terms of applications, and this was said earlier in the call in one of the questions, we are seeing opportunities in the midstream, but we haven’t won one of those yet. On the 50,000, just to confirm, that is contract growth that we all are expected to set in 2026. So, we’re seeing a mix of existing customers, larger existing customers in terms of quoting, some customers that are very large companies but relatively small customers for us where the quoting activity is far in excess of the amount of business that we have with them today, and then some new customers in there. A number of whom, we’ve already won some units with. So, it’s, I would generally describe, as broad based. Rob Brown: Great, okay. Thank you. Then, just tell me comments around the natural gas demand, some of the demand revenue there. I guess do you foresee a better utilization in your smaller horsepower fleet from that, or how does that impact kind of your business? Ian Eckert: I would say that we have not modeled that really into our forward guidance. I think it’s a reasonable expectation that we will see it, we just haven’t included that in. And as our business is increasingly becoming dominated by large horsepower units, the impact to the business will be – it could be a reasonable amount, but I wouldn’t describe it as particularly significant relative to the overall size of the business. Rob Brown: Okay, great. Thank you. I’ll turn it over. Justin Jacobs: Appreciate it, Rob. Thank you.

Transcripts@civi.com | www.TranscriptionWing.com | 888-223-9488 Page 17 of 17 Operator: Thank you very much. Again, if you have any questions, please press 7#. [Pause] I don’t see any other questions, sir. Justin Jacobs: Thank you, Luke. Thank you, all, for your questions and for your continued interest in NGS. We sincerely appreciate your support, and look forward to updating you on our progress next quarter. Thank you. Operator: Thank you, everyone. This concludes today’s conference call. Thank you for attending. - End of Recording -